Exhibit 4.2

Execution Version

DEPOSIT AGREEMENT

among

SYNCHRONY FINANCIAL,

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of November 14, 2019

i

ii

DEPOSIT AGREEMENT dated as of November 14, 2019, among (i) Synchrony Financial, a Delaware corporation, (ii) Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a national banking association, jointly as Depositary (as hereinafter defined); and (iii) the Holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series A Preferred Stock of the Corporation from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Series A Preferred Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Certificate of Designations” shall mean the relevant Certificate of Designations with respect to Series A Preferred Stock filed with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock as a series of preferred stock of the Corporation.

“Computershare” shall mean Computershare Inc., a Delaware corporation, and its successors.

“Corporation” shall mean Synchrony Financial, a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this Deposit Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean, collectively, Computershare and the Trust Company, and any successor as Depositary hereunder.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.

“Depositary Shares” shall mean the depositary shares, each representing 1/40th of one share of the Series A Preferred Stock, and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Series A Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Series A Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designations).

“Depositary’s Office” shall mean the principal office of the Depositary at which at any particular time its depositary receipt business shall be administered, which is currently located at 150 Royall Street, Canton, Massachusetts 02021.

“Dividend Disbursing Agent” shall mean Computershare or any bank or trust company appointed to receive dividends on the deposited Series A Preferred Stock and disburse the same to the holders of Receipts, as herein provided.

“DTC” shall mean The Depository Trust Company.

“Effective Date” shall mean the date first stated above.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1) (A) the Global Receipt Depository which is the Holder of such Global Registered Receipt or Receipts notifies the Corporation that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Securities Exchange Act of 1934, as amended, and (B) the Corporation has not appointed a qualified successor Global Receipt Depository within 90 calendar days after the Corporation received such notice, or

(2) the Corporation in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Receipt or Receipts.

“Funds” shall have the meaning set forth in Section 2.9.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to this Deposit Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Securities Exchange Act of 1934, as amended.

“Global Registered Receipts” means a global registered Receipt, in definitive or book-entry form, registered in the name of a nominee of DTC.

“Letter of Representations” means any applicable agreement among the Corporation, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Officer’s Certificate” shall mean a certificate in substantially the form set forth as Exhibit B hereto, which is signed by an officer of the Corporation and which shall include the terms and conditions of the Series A Preferred Stock to be issued by the Corporation and deposited with the Depositary from time to time in accordance with the terms hereof.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares with respect to the Series A Preferred Stock held of record by the Record Holder of such Depositary Shares.

“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“Redemption Agent” shall mean the Depositary or any bank or trust company appointed to receive redemption proceeds on the deposited Series A Preferred Stock and to disburse the same to the holders of the Receipts, as herein provided.

“Redemption Date” shall have the meaning set forth in Section 2.8.

“Registrar” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts and the deposited Series A Preferred Stock as herein provided; and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“S&P” means S&P Global Ratings.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall mean the shares of the Corporation’s 5.625% Fixed Rate Non-Cumulative Perpetual Preferred Stock Series A, with a liquidation preference of $1,000 per share, designated in the Certificate of Designations and described in the Officer’s Certificate delivered pursuant to Section 2.2 hereof.

“Transfer Agent” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to transfer the Receipts and the deposited Series A Preferred Stock, as herein provided.

“Trust Company” shall mean Computershare Trust Company, N.A., a national banking association.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF SERIES A PREFERRED STOCK, EXECUTION

AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1 Form and Transfer of Receipts.

The definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with applicable rules of the New York Stock Exchange or its successor. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation, delivered in compliance with Section 2.2, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the penultimate paragraph of Section 2.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver, in exchange therefor, definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by facsimile signature by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by manual or facsimile signature by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Corporation or as required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series A Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument in accordance with the Depositary’s procedures; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

The Corporation shall provide an opinion of counsel to the Depositary at the Effective Date in form and substance reasonably satisfactory to the Depositary containing opinions relating to, (A) the existence and good standing of the Corporation, (B) the due authorization of the Depositary Shares and the status of the Depositary Shares as validly issued, fully paid and non-assessable, and (C) the effectiveness of any registration statement under the Securities Act relating to the Depositary Shares or whether exemption from such registration is applicable.

Section 2.2 Deposit of Series A Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Corporation may from time to time deposit shares of Series A Preferred Stock under this Deposit Agreement by delivering to the Depositary, including via electronic book-entry, such shares of Series A Preferred Stock to be deposited, properly endorsed or accompanied, if applicable and required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and an executed Officer’s Certificate attaching the Certificate of Designations and all other information required to be set forth therein, and together with a written order of the Corporation directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Series A Preferred Stock. Each Officer’s Certificate delivered to the Depositary in accordance with the terms of this Deposit Agreement shall be deemed to be incorporated into this Deposit Agreement and shall be binding on the Corporation, the Depositary and the Holders of Receipts to which such Officer’s Certificate relates.

The Series A Preferred Stock that is deposited shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any Series A Preferred Stock deposited hereunder.

Upon receipt by the Depositary of Series A Preferred Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Series A Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Series A Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.3 Registration of Transfer of Receipts.

Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer which shall be affixed with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association, and any other evidence of authority that may be reasonably required by the Depositary, together with evidence of the payment by the applicable party of any taxes or charges as may be required by law. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 30 days next preceding any selection of Depositary Shares and Series A Preferred Stock to be redeemed and ending at the close of business on the day of the sending of notice of redemption, or (b) to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.8.

Section 2.4 Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series A Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered.

Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Series A Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of Series A Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but Holders of such whole shares of Series A Preferred Stock will not thereafter be entitled to deposit such Series A Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series A Preferred Stock, the Depositary shall at the same time, in addition to such number of whole shares of Series A Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.3 upon his order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Series A Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series A Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If the Series A Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Series A Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Series A Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series A Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

Section 2.5 Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Corporation may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature, and may also require compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of the Series A Preferred Stock may be refused, the delivery of Receipts against Series A Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6 Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof, (ii) the Holder thereof furnishing the Depositary with an affidavit and a bond satisfactory to the Depositary, and (iii) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary) in connection with such execution and delivery. Applicants for such substitute Receipts shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code.

Section 2.7 Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.8 Redemption of Series A Preferred Stock.

Whenever the Corporation shall be permitted and shall elect to redeem shares of Series A Preferred Stock in accordance with the terms of the Certificate of Designations (including on account of a Regulatory Capital Treatment Event, as described therein), it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 35 days and not more than 60 days prior to the Redemption Date (as defined below), notice of such redemption, which shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock are to be redeemed, the number of such shares of Series A Preferred Stock held by the Depositary to be so redeemed; (iii) the redemption price; and (iv) the place or places where the certificates evidencing shares of Series A Preferred Stock, if any, are to be surrendered for payment of the redemption price. In case less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be so redeemed shall be selected either pro rata or by lot or in such other manner determined by the Corporation to be fair and equitable. On the date of such redemption, the Depositary shall redeem the number of Depositary Shares representing such Series A Preferred Stock, provided that the Corporation shall then have paid or caused to be paid in full to Computershare the redemption price of the Series A Preferred Stock to be redeemed, plus an amount equal to any declared and unpaid dividends thereon to the date fixed for redemption in accordance with the provisions of the Certificate of Designations. The Depositary shall send notice of the Corporation’s redemption of Series A Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the Series A Preferred Stock to be redeemed by a reasonably acceptable transmission method, not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series A Preferred Stock and Depositary Shares (the “Redemption Date”), to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed at their respective last addresses as they appear on the records of the Depositary; but neither failure to send any such notice of redemption of Depositary Shares to one or more such Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Holders shall affect the sufficiency of the proceedings for redemption as to the other Holders.

Notice having been transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation shall have failed to provide the Funds necessary to redeem the Series A Preferred Stock evidenced by the Depositary Shares called for redemption) (i) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue from and after such date and all shares of Series A Preferred Stock called for redemption shall cease to be outstanding and any rights with respect to such shares shall cease and terminate (except for the right to receive the redemption price without interest), (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price without interest) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/40th of the redemption price per share of Series A Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares, including all amounts declared and paid by the Corporation in respect of dividends in accordance with the provisions of the Certificate of Designations.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption. In any such case, the Corporation shall redeem Depositary Shares only in increments of 10 Depositary Shares and any multiple thereof.

Section 2.9 Bank Accounts.

All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Corporation and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Corporation. Until paid pursuant to this Deposit Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by S&P or Moody’s, respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Corporation, any holder or any other party.

Section 2.10 Receipts Issuable in Global Registered Form.

If the Corporation shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Corporation or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Corporation, the Depositary and any director, officer, employee or agent of the Corporation or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Corporation and the Depositary or Computershare, as appropriate, shall give all such notices, payments and communications specified herein to be given to such holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Corporation for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, execute and deliver, individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to Section 2.10 shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Corporation determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of any Letter of Representations.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE CORPORATION

Section 3.1 Filing Proofs, Certificates and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Series A Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2 Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain charges, taxes and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Series A Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the Series A Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

Section 3.3 Warranty as to Series A Preferred Stock.

The Corporation hereby represents and warrants that the Series A Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Series A Preferred Stock and the issuance of the related Receipts.

Section 3.4 Warranty as to Receipts.

The Corporation hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Series A Preferred Stock. Such representation and warranty shall survive the deposit of the Series A Preferred Stock and the issuance of the Receipts.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1 Cash Distributions.

Whenever Computershare shall receive any cash dividend or other cash distribution on the Series A Preferred Stock, Computershare shall, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or Computershare shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series A Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. Computershare shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any Holder of Receipts a fraction of one cent. Each Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Corporation or Computershare of a portion of any of the distributions to be made hereunder.

Section 4.2 Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Series A Preferred Stock, the Depositary shall, at the direction of the Corporation, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such Record Holders in accordance with the direction of the Corporation, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Corporation, such distribution not to be feasible, the Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by Computershare to Record Holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the Holders of Receipts unless the Corporation shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3 Subscription Rights, Preferences or Privileges.

If the Corporation shall at any time offer or cause to be offered to the persons in whose names the Series A Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be communicated promptly to the Depositary and thereafter such rights, options or privileges shall be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall instruct the Depositary in writing, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Depositary in its discretion with the approval of the Corporation; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Depositary determines that it is not lawful or (after consultation with the Corporation) not feasible to make such rights, preferences or privileges available to Holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Depositary, in its discretion (with approval of the Corporation, in any case where the Depositary has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Corporation shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4 Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the Series A Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Series A Preferred Stock are entitled to vote or of which holders of the Series A Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series A Preferred Stock) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5 Voting Rights.

Subject to the provisions of the Certificate of Designations, upon receipt of notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, send to the Record Holders of Receipts a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series A Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series A Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series A Preferred Stock or cause such Series A Preferred Stock to be voted. In the absence of specific instructions from the Holder of a Receipt, the Depositary will not vote (but, at its discretion, may appear at any meeting with respect to such Series A Preferred Stock unless directed to the contrary by the Holders of all the Receipts) to the extent of the Series A Preferred Stock represented by the Depositary Shares evidenced by such Receipt.

Section 4.6 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series A Preferred Stock, subject to the provisions of the Certificate of Designations, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Depositary may in its discretion with the approval of, and shall upon the instructions of, the Corporation, and (in either case) in such manner as the Depositary may deem equitable, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Series A Preferred Stock and in the ratio of the redemption price per Depositary Share to the redemption price per share of Series A Preferred Stock, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series A Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series A Preferred Stock as new deposited securities so received in exchange for or upon conversion of or in respect of such Series A Preferred Stock. In any such case the Depositary may in its discretion, with the approval of the Corporation, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series A Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series A Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series A Preferred Stock represented by such Receipts might have been converted or for which such Series A Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7 Delivery of Reports.

The Depositary shall furnish to Holders of Receipts any reports and communications received from the Corporation which is received by the Depositary and which the Corporation is required to furnish to the holders of the Series A Preferred Stock.

Section 4.8 Lists of Receipt Holders.

Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Holders of Receipts.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.1 Appointment; Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

The Corporation hereby appoints the Depositary as depositary for the Series A Preferred Stock, and the Depositary hereby accepts such appointment, on the express terms and conditions set forth in this Deposit Agreement.

Upon execution of this Deposit Agreement, the Registrar shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Registrar shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times during regular business hours shall be open for inspection by the Record Holders of Receipts; provided that any such Holder requesting to exercise such right shall certify to the Registrar that such inspection shall be for a proper purpose reasonably related to such Holder’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Registrar may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, or because of any requirement of law or of any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

The Depositary may, with the approval of the Corporation, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Series A Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Depositary will appoint a Registrar (acceptable to the Corporation) for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts, Depositary Shares or Series A Preferred Stock are listed on one or more other securities exchanges, the Depositary will, at the request of the Corporation, arrange such facilities for the delivery, registration or registration of transfer, surrender and exchange of the Receipts, Depositary Shares or Series A Preferred Stock as may be required by law or applicable securities exchange regulation.

Section 5.2 Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar, Transfer Agent nor the Corporation shall incur any liability to any Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or any Transfer Agent by reason of any provision, present or future, of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, any Transfer Agent, the Registrar or the Corporation shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar, Transfer Agent or the Corporation incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.3 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Corporation.

Neither the Depositary nor any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent, Dividend Disbursing Agent nor the Corporation assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts other than for its gross negligence, willful misconduct or bad faith (each as determined by a final non-appealable judgment, order, decree or ruling of a court of competent jurisdiction). Notwithstanding anything in this Deposit Agreement to the contrary, excluding the Depositary’s gross negligence, willful misconduct or bad faith, the aggregate liability of the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent under this Deposit Agreement with respect to, arising from or arising in connection with this Deposit Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to the Depositary as fees and charges, but not including reimbursable expenses.

Notwithstanding anything in this Deposit Agreement to the contrary, neither the Depositary, nor the Depositary’s Agent nor any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent nor the Corporation shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.

Neither the Depositary nor any Depositary’s Agent nor any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent nor the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series A Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

Neither the Depositary nor any Depositary’s Agent, nor any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent nor the Corporation shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting Series A Preferred Stock for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent, Dividend Disbursing Agent and the Corporation may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series A Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith. The Depositary undertakes, and any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent, Dividend Disbursing Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent.

The Depositary, the Depositary’s Agents, and any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent may own and deal in any class of securities of the Corporation and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Corporation and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series A Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

It is intended that none of the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent as the case may be, shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent, and Dividend Disbursing Agent are acting only in a ministerial capacity as Depositary, Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent as applicable, for the deposited Depositary Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements required to be complied by it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Series A Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

In the event the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by it hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, each of the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary, the Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent, as applicable, receives written instructions or a certificate signed by the Corporation which eliminates such ambiguity or uncertainty to its satisfaction or which proves or establishes the applicable matter to its satisfaction.

In the event the Depositary, any Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Corporation, on the other hand, such party shall be entitled to act on such claims, requests or instructions received from the Corporation, and shall be entitled to the indemnification set forth in Section 5.6 hereof in connection with any action so taken.

From time to time, the Corporation may provide the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, the Redemption Agent or the Dividend Disbursing Agent with instructions concerning the services performed by the Depositary under this Deposit Agreement. In addition, at any time, the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent the Redemption Agent or the Dividend Disbursing Agent may apply to any officer of the Corporation for instruction, and may consult with legal counsel for the Depositary or the Corporation with respect to any matter arising in connection with the services to be performed by it under this Deposit Agreement. The Depositary, Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent and Dividend Disbursing Agent and their respective agents and subcontractors shall not be liable and shall be indemnified by the Corporation for any action taken or omitted by them in reliance upon any Corporation instructions or upon the advice or opinion of such counsel. None of the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, Redemption Agent and Dividend Disbursing Agent shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Corporation.

The Depositary, any Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent, and Dividend Disbursing Agent hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Corporation shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar, Redemption Agent, or Dividend Disbursing Agent determines to take any legal or other action hereunder, and, where the taking of such action might in such Person’s reasonable judgment subject or expose it to any expense or liability, it shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Deposit Agreement, with respect to any matter relating to its actions as Depositary, Transfer Agent or Registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Corporation;

(vi) may consult counsel satisfactory to it (who may be an employee of the Depositary or the Registrar or counsel to the Corporation), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in accordance with the advice of such counsel;

(vii) shall not be called upon at any time to advise any Person with respect to the Series A Preferred Stock, Depositary Shares or Receipts;

(viii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Series A Preferred Stock, the Depositary Shares or Receipts; and

(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

The obligations of the Corporation and the rights of the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent set forth in this Section 5.3 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent, Depositary’s Agent, Redemption Agent or Dividend Disbursing Agent or termination of this Deposit Agreement.

Section 5.4 Resignation and Removal of the Depositary; Appointment of Successor Depositary

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series A Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly send notice of its appointment to the Record Holders of Receipts at the Corporation’s sole expense.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

The provisions of this Section 5.4 as they apply to the Depositary apply to each Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent as if specifically enumerated herein.

Section 5.5 Corporate Notices and Reports.

The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series A Preferred Stock, the Depositary Shares or the Receipts are listed or by the Corporation’s Amended and Restated Certificate of Incorporation, as amended (including the Certificate of Designations), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation. Unless otherwise required by law, the requirements set forth in this Section 5.5 may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.

Section 5.6 Indemnification by the Corporation.

Notwithstanding Section 5.3 to the contrary, the Corporation shall indemnify the Depositary, any Depositary’s Agent, any Registrar, and any Transfer Agent (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar, or any Transfer Agent or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such person or persons. The obligations of the Corporation set forth in this Section 5.6 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent, or termination of this Deposit Agreement.

Section 5.7 Fees, Charges and Expenses.

The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence, willful misconduct or bad faith on its part (or on the part of any agent or Depositary’s Agent) in connection with the services rendered by it (or such agent or Depositary’s Agent) hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Series A Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Series A Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series A Preferred Stock at the option of the Corporation. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of Holders of Depositary Shares evidenced by Receipts. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1 Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least a two-thirds majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.5 and 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Holder the Series A Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange.

Section 6.2 Termination.

This Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.8, (ii) there shall have been made a final distribution in respect of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or 4.2, as applicable or (iii) upon the consent of Holders of Receipts representing in the aggregate not less than two-thirds of the Depositary Shares outstanding.

The rights of the Depositary, any Depositary’s Agent, Transfer Agent, or Registrar and the obligations of the Corporation under Sections 5.3, 5.6 and 5.7 hereof shall survive termination of this Deposit Agreement or the resignation, removal or succession of the Depositary.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Deposit Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7.2 Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3 Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

Section 7.4 Notices.

Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at:

SYNCHRONY FINANCIAL

777 Long Ridge Road

Stamford, Connecticut 06902

Attention: Jonathan S. Mothner, Esq.

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by telegram or facsimile transmission or electronic mail, confirmed by letter, addressed to the Depositary at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

with a copy to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

or at any other addresses of which the Depositary shall have notified the Corporation in writing.

Any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail or facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Corporation may, however, act upon any facsimile transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5 Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.6 Appointment of Registrar, Dividend Disbursing Agent, Transfer Agent and Redemption Agent in Respect of Receipts and Series A Preferred Stock.

The Corporation hereby appoints (a) Computershare and the Trust Company, in their respective capacities as Transfer Agent, Registrar and Dividend Disbursing Agent in respect of the Receipts and deposited Series A Preferred Stock, and (b) Computershare as the Redemption Agent to receive redemption proceeds on the deposited Series A Preferred Stock and to disburse the same to the holders of the Receipts, and Computershare and the Trust Company hereby accept such respective appointments, on the express terms and conditions set forth in this Deposit Agreement

Section 7.7 Holders of Receipts Are Parties.

The Holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts and of the Officer’s Certificate by acceptance of delivery thereof.

Section 7.8 Governing Law.

This Deposit Agreement and the Receipts of each series and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable conflicts of law principles.

Section 7.9 Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary’s Office and the respective offices of the Depositary’s Agents, if any, by any Holder of a Receipt.

Section 7.10 Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.11 Force Majeure.

Notwithstanding anything to the contrary contained herein, the Depositary, any Depositary’s Agent, Transfer Agent, or Registrar will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 7.12 Further Assurances.

The Corporation agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary may reasonably require to perform the provisions of this Deposit Agreement.

Section 7.13 Confidentiality.

The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and the fees for services, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all Holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

SYNCHRONY FINANCIAL

By:	/s/ Christopher J. Coffey

Name: Christopher J. Coffey
Title: SVP, Treasury – Funding, Investments and Liquidity Leader

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. (on behalf of both entities)

By:	/s/ Dennis V. Moccia

Name: Dennis V. Moccia
Title: Senior Manager, Contract Operations

[Signature Page to Deposit Agreement]

EXHIBIT A

[FORM OF FACE OF RECEIPT]

Unless this receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Synchrony Financial or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DEPOSITARY SHARES		$
DEPOSITARY RECEIPT NO.	FOR	DEPOSITARY SHARES,

EACH REPRESENTING 1/40th OF ONE SHARE OF

5.625% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

SYNCHRONY FINANCIAL

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP / ISIN No.: 87165B 202 / US87165B2025

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: Quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2020.

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., jointly as Depositary (the “Depositary”), hereby certify that Cede & Co. is the registered owner of DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/40th of one share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share, (the “Series A Preferred Stock”), of Synchrony Financial, a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of November 14, 2019 (the “Deposit Agreement”), among the Corporation, the Depositary and the Holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual or facsimile signature of a duly authorized officer thereof.

Dated:

Computershare Trust Company, N.A. and

Computershare Inc., as Depositary

By:

Authorized Officer

A-1

[FORM OF REVERSE OF RECEIPT]

SYNCHRONY FINANCIAL

SYNCHRONY FINANCIAL WILL FURNISH WITHOUT CHARGE TO EACH RECEIPTHOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS OF FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A OF SYNCHRONY FINANCIAL. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE

The Corporation will furnish without charge to each receipt holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Abbreviation	Abbreviation	Equivalent Word
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties

TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PL	Public Law

AGMT	Agreement	FBO	For the benefit of	TR	(As) trustee(s), for, of

ART	Article	FDN	Foundation	U	Under

CH	Chapter	GDN	Guardian(s)	UA	Under Agreement

CUST	Custodian for	GDNSHP	Guardianship	UW	Under will of, Of will of

DEC	Declaration	MIN	Minor(s)		Under last will & testament

EST	Estate, of Estate of	PAR	Paragraph

A-2

For value received, hereby sell(s), assign(s) and transfer(s) unto

INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Depositary Receipt, and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

A-3

EXHIBIT B

Form of Executive Officer’s Certificate

I, [name], [title] of Synchrony Financial (the “Corporation”), hereby certify that pursuant to the terms of the Certificate of Designations, effective November 14, 2019, filed with the Secretary of State of the State of Delaware on November 13, 2019 (the “Certificate of Designations”), and pursuant to resolutions adopted by (i) the Board of Directors of the Corporation on July 10, 2014, (ii) the Board of Directors of the Corporation on February 24, 2016, (iii) the Board of Directors of the Corporation on July 28, 2016, (iv) the Board of Directors of the Corporation on December 13, 2018, (v) the Board of Directors of the Corporation on July 25, 2019 and (vi) the Board of Directors of the Corporation on October 24, 2019 and the Approval and Delegation of Authority Letter, dated November 14, 2019, the Corporation has established the Series A Preferred Stock which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement, dated as of November 14, 2019, by and among the Corporation, Computershare Trust Company, N.A., Computershare Inc. and the Holders of Receipts issued thereunder from time to time (the “Deposit Agreement”). In connection therewith, the Board of Directors of the Corporation or a duly authorized committee thereof has authorized the terms and conditions with respect to the Series A Preferred Stock as described in the Certificate of Designations attached as Annex A hereto. Any terms of the Series A Preferred Stock that are not so described in the Certificate of Designations and any terms of the Receipts representing such Series A Preferred Stock that are not described in the Deposit Agreement are described below:

Aggregate number of shares of Series A Preferred Stock issued on the day hereof:

CUSIP Number for Receipt: 87165B 202

Denomination of Depositary Share per share of Series A Preferred Stock (if different than 1/40th of a share of Series A Preferred Stock):

Redemption Provisions (if different than as set forth in the Deposit Agreement):

Name of Global Receipt Depositary: The Depository Trust Company

All capitalized terms used but not defined herein shall have such meaning as ascribed thereto in the Deposit Agreement.

B-1

Synchrony Financial

IN WITNESS WHEREOF, I have signed this certificate.

Dated:

By:
Name:
Title:

Agreed and Accepted by Computershare Inc. and Computershare Trust Company, N.A., jointly as Depositary

By:
Name:
Title:

B-2

Annex A

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

5.625% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

SERIES A OF

SYNCHRONY FINANCIAL

Synchrony Financial, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on October 24, 2019, the Board duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s authorized and unissued preferred stock (“Preferred Stock”), and (b) authorizing certain officers of the Corporation (the “Authorized Officers”) to act on behalf of the Board in, without limitation, approving the terms and conditions of, and authorizing the execution, delivery and filing of any certificate of designations relating to any such series of Preferred Stock fixing the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions of such series of Preferred Stock;

Thereafter, on October 24, 2019, the Authorized Officers duly adopted the following resolution creating a series of 750,000 shares of Preferred Stock of the Corporation designated as “5.625% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” by written consent:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “5.625% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 750,000 shares, $0.001 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. Shares of Series A Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(b) “original issue date” means the date of issue of the Series A Preferred Stock.

(c) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Synchrony Financial has caused this Certificate of Designations to be signed by the undersigned as of this13th day of November, 2019.

SYNCHRONY FINANCIAL

By:	/s/ Christopher J. Coffey
Name:	Christopher J. Coffey
Title:	Senior Vice President, Treasury – Funding Investments and Liquidity Leader

[Signature Page to Series A Certificate of Designations]

Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b) “DTC” means The Depository Trust Company.

(c) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Board of Governors of the Federal Reserve System’s (the “Federal Reserve”) capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(d) “Series A Dividend Payment Date” has the meaning set forth in Section 3(b).

(e) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(f) “Series A Junior Securities” has the meaning set forth in Section 2(a).

(g) “Series A Parity Securities” has the meaning set forth in Section 2(b).

Section 2. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”); and

(c) Junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation.

(d) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 3. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.625% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2020. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not exceeding 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation), during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including regulations and policies of the Federal Reserve.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to November 15, 2024. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, upon notice given as provided in Subsection (b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

(d) Any redemption of the Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and

(3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, in full, the holders of shares of Series A Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Corporation’s Board to hold office for a term of one year; provided that the Corporation’s Board shall at no time include more than two additional directors elected by holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series A Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 7. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.